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                                                                  Exhibit 23(a)

                          Consent of Price Waterhouse

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of United Water Resources of our report dated February 25, 1993, which appears on page 21 of United Water Resources 1992 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31,1992. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 19 of such Annual Report of Form 10-K. We also consent to the references to us under the headings "Experts" and "Summary Historical Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse has not prepared or certified such "Summary Historical Financial Data."

/s/ Price Waterhouse
Hackensack, N.J. 07601
February 2, 1994